DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between Foreside Fund Services, LLC (the “Distributor”) and RMB Investors Trust (“Client”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”).

Effective as of the Closing Date, the Client, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of May 31, 2017 as amended (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms as to each Fund, provided such continuance is specifically approved at least annually by (i) the Client’s Board of Trustees or (ii) a vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the Fund, provided that in either event the continuance is also approved by a majority of the members of the Client’s Board of Trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in accordance with the requirements of the 1940 Act and the rules thereunder, as interpreted by the U.S. Securities and Exchange Commission or its staff from time to time or as amended or waived. This Agreement is terminable with respect to one or more Funds or the Client, without penalty, on at least sixty (60) days’ written notice by the Client’s Board of Trustees, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act and Rule 18f-2 thereunder) of the terminating Fund(s), or by the Distributor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed as of the Closing Date.

FORESIDE FUND SERVICES, LLC    RMB INVESTORS TRUST

By:     /s/ Mark Fairbanks        By:    /s/ Chris Graff
    Mark Fairbanks, Vice President            Chris Graff, President